EXHIBIT 23.2

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements (Form S-8) (Nos. 333-152720, 333-145489, 333-133702, 333-160407) of Taleo Corporation of our report dated May 16, 2008, with respect to the consolidated financial statements of Vurv Technology, Inc. for the year ended January 31, 2008.

/s/ Ernst & Young LLP

Jacksonville, Florida

October 27, 2009